                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No.  461915100                                           Page 1 of 6 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  The PNC Financial Services Group, Inc. (formerly, PNC
                  Bank Corp.)   25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power            44,944,700

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power          9,700

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,944,700*
                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                          [  ]

         11)  Percent of Class Represented by Amount in Row (9)          69.23*
                                                    *See the response to Item 4.
         12)  Type of Reporting Person   (See Instructions)                  HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No.  461915100                                          Page 2 of 6 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power            44,944,700

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power          9,700

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,944,700*
                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                          [  ]

         11)  Percent of Class Represented by Amount in Row (9)          69.23*
                                                    *See the response to Item 4.
         12)  Type of Reporting Person   (See Instructions)                HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No.  461915100                                          Page 3 of 6 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power            44,944,700

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power          9,700

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,944,700*
                                                   *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)           69.23*
                                                    *See the response to Item 4.

         12)  Type of Reporting Person   (See Instructions)                  BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 461915100                                          Page 4 of 6 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Asset Management, Inc.   51-0380821

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power            44,944,700

         Beneficially Owned         6)  Shared Voting Power                 -0-

         By Each Reporting          7)  Sole Dispositive Power       44,935,000

         Person With                8)  Shared Dispositive Power          9,700

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     44,944,700*
                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)          69.23*
                                                   *See the response to Item 4.

         12)  Type of Reporting Person   (See Instructions)                  HC

                                                             Page 5 of 6 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 200 2:

(a)  Amount Beneficially Owned:                               44,944,700 shares*

(b)  Percent of Class:                                                    69.23*

(c)  Number of shares to which such person has:
           (i)  sole power to vote or to direct the vote              44,944,700
          (ii)  shared power to vote or to direct the vote                   -0-
         (iii)  sole power to dispose or to direct the disposition of 44,935,000
         (iv)   shared power to dispose or to direct the disposition of    9,700

*Of the total shares of Common Stock reported herein, 40,000,000 shares are Common Stock B and 4,935,000 shares are Common Stock A all held by PNC Asset Management, Inc. The Common Stock B is convertible into Common Stock A on a 1 for 1 basis pursuant to the terms of the Common Stock. The 4,935,000 shares of Common Stock A reported herein were converted from Common Stock B shares as of December 31, 2001. The percentage reported herein is based on 64,916,178 shares of Common Stock outstanding at December 31, 2002 (17,568,087 shares of Common Stock A and 4 7,348, 091 shares of Common Stock B). On this basis, PNC Asset Management, Inc. holds 28 .09% of the Common Stock A and 84 .48% of the Common Stock B.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services
  Group, Inc. (formerly, PNC Bank Corp.) - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Asset Management, Inc. - HC (indirectly owned subsidiary of PNC Bank, National Association)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2003
-------------------------------------
Date

By:  /s/ Joan L. Gulley
-------------------------------------
Signature - The PNC Financial Services Group, Inc.
Joan L. Gulley, Vice President
Name & Title


February 12, 2003
-------------------------------------
Date

By:  /s/ James B. Yahner
-------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
Name & Title


February 12, 2003
-------------------------------------
Date

By:  /s/ Thomas R. Moore
-------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
Name & Title


February 12, 2003
-------------------------------------
Date

By:  /s/ Connie Bond Stuart
-------------------------------------
Signature - PNC Asset Management, Inc.
Connie Bond Stuart, Executive Vice President
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G